Exhibit 10.13

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is dated as of __________ and is entered into between Penske Automotive Group, Inc., a Delaware corporation (the “Company”), and ___________________(the “Grantee”).

WHEREAS, the Company is granting the Grantee restricted shares of voting common stock, par value $0.0001 per share (the “Common Stock”), of the Company, on the terms and conditions set forth herein and in the Company’s [2012 Equity Incentive Plan/2015 Equity Incentive Plan] (the “Plan”).

NOW, THEREFORE, the parties hereby agree:

1.Defined Terms.  Capitalized terms used in this Agreement and not specifically defined herein shall have the respective meanings ascribed thereto in the Plan.  In the event of any inconsistency between the Agreement and the Plan, the terms of the Plan shall govern. The terms of the Plan are incorporated into this Agreement and the Shares are subject to the provisions of the Plan.

2.Authority. The shares of Common Stock issuable to the Participant pursuant to this Agreement will be issued pursuant to the authority granted under the Plan (which has been provided to Grantee), and are subject to the terms and conditions of the Plan, as the same may be amended from time to time.  The interpretation and construction by the Committee of the Plan, this Agreement and such rules and interpretations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon the Participant.

3.Grant of Restricted Stock. The Company hereby grants to Grantee _____ restricted shares of Common Stock (the “Shares”).  The Shares will be restricted by being subject to vesting and non-transferability as hereafter provided in this Agreement and shall be subject to such limitations on transfer as are contained in the Plan, the federal and state securities laws applicable to the Shares or any other limitations on transferability as may be imposed by the Company.

4.Risk of Forfeiture. The Shares will be subject to a substantial risk of forfeiture. The Participant must continue in his or her employment as set forth in the Plan on the vesting dates set forth below in order to vest in the ownership of the Shares. If the Participant's employment is terminated and therefore no longer meets the definition of a Participant as defined in the Plan for any reason prior to the vesting dates as to any Shares, those Shares shall revert to the Company, except as set forth specifically in this Agreement. This Agreement is not an employment agreement and shall not confer on the Participant any right to be retained in the employment of Company.

5.Restriction on Transfer. Until the Participant vests in the Shares, the Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered in any manner.

6.Vesting of Shares.  Subject to the restrictions set forth herein and in the Plan, the Shares shall vest:

15% on June 1, 20__	20% on June 1, 20__
15% on June 1, 20__	50% on June 1, 20__

7.Voting. Unless the Committee shall determine otherwise, the Participant shall be entitled to exercise any voting rights with respect to the Shares and receive any dividends paid with respect thereto. In the event that the outstanding securities of any class then comprising the Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the Committee shall determine otherwise, the terms "Common Stock" or "Shares" shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the Shares, or into or for which the Shares are so increased, decreased, exchanged or converted.

Whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators or personal representatives, the world “Grantee” shall be deemed to include such person or persons.

8.Taxes. (i) Section 83(b) Election. The Participant understands that the taxable income recognized by the Participant as a result of the award of Shares hereunder, and the withholding liability and required date of withholding with respect thereto, if any, will be affected by a decision by the Participant to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (an "83(b) Election"). The Participant understands and agrees that the Participant will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Shares, and for properly making such election and filing the election with the relevant taxing authorities on a timely basis. The Participant acknowledges that the Company has urged the Participant to consult with the Participant's own tax advisor with respect to the desirability of and procedures for making an 83(b) Election with respect to the Shares, including when the election should be made. The Participant agrees to submit to the Company a copy of any 83(b) Election with respect to the Shares immediately upon filing such election with the relevant taxing authority.

(ii) Withholding. By the execution of this Agreement, the Participant agrees to pay to the Company the amount of federal, state and local taxes that the Company is required to withhold and remit to the taxing authorities applicable to the Participant as a result of the transactions contemplated by this Agreement (collectively, "Taxes"). The Participant shall pay to the Company an amount equal to the Taxes the Company is required to withhold and remit as calculated by the Company in accordance with the rules and regulations of applicable taxing authorities governing the calculation of such withholding. The Participant shall make such withholding payment to the Company on the vesting date(s) or upon the Participant making an 83(b) Election. If the Participant does not make a Section 83(b) Election, the withholding can be satisfied by having the Company retain from the Shares Common Stock having a fair market value equal to the amount of the withholding obligation.

If the Participant fails or refuses to make such payment to the Company on its due date, the Participant hereby authorizes the Company, in addition to any of its other remedies, to withhold from any other compensation or payments due by the Company to the Participant an amount sufficient to pay such withholding plus interest as hereafter provided until such withholding and interest is paid in full.

9.Change of Control.  Notwithstanding anything to the contrary herein, if a Change of Control as defined in the Plan occurs, all restriction on the Shares shall lapse and the Shares shall fully vest as provided in the Plan. The restrictions on the Shares shall also lapse upon the death of a participant or upon a Disability of the Participant, subject to the Committee’s determination as set forth in the Plan.

10.Notice.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram, telex, facsimile transmission or by registered or certified mail, postage prepaid, with return receipt requested, as follows: If to the Company: Penske Automotive Group, Inc.,  2555 Telegraph Road,  Bloomfield Hills, Michigan 48302,  Facsimile: (248) 648-2515,  Attn:  Shane M. Spradlin;  or to such other address or to the attention of such other person as the Company shall designate by written notice to the Grantee; and  if to the Grantee at the address set forth below or to such other address as the Grantee shall designate by written notice to the company.  Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the party to whom such notice is given.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.
By:
Shane M. Spradlin
Executive Vice President, General Counsel and Secretary